Exhibit 99.1

Forward-Looking Statements: Sandy Spring Bancorp makes forward-looking statements in the following letter to shareholders. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. The Company does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that the Company anticipated in its forward-looking statements, and future results could differ materially from historical performance.

The Company’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulation, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. The Company provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report. The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in its Form 10-K or in its other filings with the SEC.

* * * * *

Sandy Spring Bancorp, Inc.
Letter to Shareholders
2007 Annual Report on Form 10-K

Dear Shareholders,

2007 will be remembered as an important year for Sandy Spring Bancorp, Inc. and for the financial services industry as a whole. In completing two important acquisitions, we have deepened our presence in Maryland and expanded into Northern Virginia, while experiencing a significant shift in capital markets and signs of economic uncertainty. Though never immune to the effects of economic cycles, we are confident that Sandy Spring's commitment to asset quality and our strategic view toward efficiency will enable our company to succeed in weathering this period better than most.

Financial Highlights

In 2007, Bancorp achieved $32.3 million in net income, slightly below the $32.9 million earned in 2006, including $900 thousand in after-tax merger costs for the acquisitions of Potomac Bank of Virginia and CN Bancorp, Inc. the holding company for County National Bank in Anne Arundel County, Maryland. The impact of the acquisition costs is also present in reduced earnings per share of $2.01 in 2007 compared to $2.20 in 2006, and return on average equity of 11.12% in 2007 versus 14.33% in 2006.

With the addition of the Potomac Bank Division and County Bank Division, assets reached over $3.0 billion for the first time in our history, and our network of community offices increased to 42. These divisions and the markets they serve offer us tremendous opportunity to gain new clients in areas where we previously did not have a presence.

Loans and deposits increased 26% and 14% respectively over 2006. We set a strategic goal of having 60% of total loans represented by commercial credits, and by the end of 2007 progressed to 56% compared to 51% in 2006. The composition of deposits in 2007 continued to reflect the demands of our marketplace as money market index and time deposit balances grew to represent larger portions of our funding.

Net interest income increased by 11% in 2007 over 2006 from growth in the loan portfolio and increased yields. Noninterest income increased 14% in the same period largely from a significant increase in service charges on deposit accounts and the increasing contribution of our subsidiary companies. Revenues from West Financial Services increased by 12.4% and now represent 11% of total noninterest income.
Similarly, revenues at Chesapeake Insurance Group grew as the commissions earned on the sale of physicians' liability insurance grew by 92% over 2006. Noninterest expense increased by 17% primarily from merger associated costs of expanding staff, facilities, and vendor services.

Shareholder Returns

Shareholder returns within the industry declined throughout 2007 and Bancorp was no exception. As shown on page 7 of the Form 10-K, when compared to selected peers and the S&P 500 Index, our total return reflects the same downward trend as other comparable banks. Although gains in overall stock appreciation have been difficult, we continue to produce steady growth in dividends. Our dividend payout increased in 2007 by 5% over 2006.

Economic Environment

Like most banking institutions, Bancorp has been affected by the declines in the housing market being attributed to sub-prime lending activity. As mortgages began to default, housing prices started coming down, property values declined, new housing developments stalled and our real estate development loans needed additional scrutiny.

Sandy Spring's asset portfolio has never included sub-prime loans nor investments backed by sub-prime securities. Activity in sub-prime lending has been very limited, and purely on a brokered basis. However, non-performing assets have increased due to the market conditions, and we have increased the provision for loan loss in response.

Bancorp has a long established commitment to asset quality, and we feel that managing the inherent risk associated with extending credit is something we do very well. Net charge-offs in 2007 were .06% of average total loans and .01% and .02% in 2006 and 2005 respectively. Our track record on this point speaks for itself.

Building on Strengths

Throughout 2007, management took a thorough look at our business practices to evaluate the strengths and weaknesses that underlie the company's performance. The objective was to develop key strategies that address what detracts from high performance, and build upon strengths. We named this process LIFT: Looking Inward for Tomorrow.

Bancorp can be proud of a number of strengths that have brought success to our company and shareholders over time. We operate in one of the best markets in the country, we have an outstanding team of talented professionals, and a board made up of dedicated, involved directors.

Our roots are deeply established in central Maryland, from which we have grown a branch network that has reached across time and geography. Our tradition of meeting the banking needs consumers and small businesses with outstanding service has developed into a superior reputation as a quality institution. With these elements in our favor, we explored business strategies that will take Bancorp into the future as a high performing company.

Recent trends in the retail banking market indicate that the majority of consumers view day-to-day banking as a commoditized service easily obtainable from a number of providers with little differentiation. What used to be a weekly trip to the local bank to cash a check and greet neighbors has been replaced with a few clicks of a mouse. This trend has prompted us to explore opportunities on the commercial side of the business while maintaining excellent retail service levels.

Sandy Spring is an ideal size for many small and mid-sized businesses in our market. We can provide sophisticated services such as remote deposit capture, and expedited wire services and our lending limit can out-serve smaller start-up banks. Yet we have the agility of a smaller bank to respond to the business client who requires a customized solution and a prompt answer.

In 2008 and 2009, we will move forward with an active commercial strategy that will re-configure our community offices into centers for small business, employ the talents of our seasoned commercial lenders, and outmatch competitors.

A key element of our strategy has been to establish market leaders in four key areas: Fred Billig in the Montgomery market, Amy Benton in the greater Frederick market, Michael Cavey in the greater Anne Arundel area, and Joseph "Jay" O'Brien in Northern Virginia. The job of the market leader is to bring Sandy Spring Bank to the local business community by meeting with business leaders, coordinating our business lines within the market, and gaining new relationships. The market leaders also work closely with our advisory boards, made up of prominent business men and women, to increase market awareness and garner new business referrals.

Addressing Weaknesses

The initial discovery phase of LIFT included an evaluation of both revenue enhancement and expense reduction opportunities. In addition to the revenue gains expected from the commercial strategy described previously, we have recognized that we must develop a culture of increased efficiency throughout the organization emphasizing the importance of expense discipline to our long-term success.

To that end, we have identified several initiatives to be implemented throughout the company with impact in 2008 and 2009. These initiatives are broad-based covering a wide area of the core bank and include the revision of policies for better control of discretionary expenses.

In summary, we are confident that our philosophy toward asset quality and prudent lending practices has placed the company in a position to manage turbulent times without drastic consequences. Further, the measures we are taking through LIFT provide additional support to our long-term goal of remaining a successful independent financial services company.

Fond Farewells

On June 30, 2007 we were saddened by the passing of former President and Chairman Emeritus Willard H. Derrick. His legacy to this organization cannot be overstated, and he will long be remembered as an outstanding leader and humanitarian.

It is also with great warmth and esteem that I acknowledge the retirement of two directors from our board. Chairman W. Drew Stabler and Director John Chirtea have been outstanding contributors to Bancorp and Sandy Spring Bank, and we are grateful to them for many years of excellent service.

Thank you for your ongoing support of Sandy Spring Bancorp, Inc.

Hunter R. Hollar
President
Chief Executive Officer